Ambler, PA, August 4, 2005 - The following notice was posted today by AmeriQuest (AMQT.pk) on its website (ameriquest-technologies.com)

AMERIQUEST APPPOINTS NEW DIRECTOR

Ambler, Pennsylvania - August 4, 2005 - AmeriQuest Technologies, Inc. (AMQT.pk) today announced that it had appointed Peter C. Colella, Jr. to the Board of Directors to fill a vacancy.

Jon Jensen, President and Chief Executive Officer, invited Peter Colella, Managing Director of The Colmen Group, a private full-line financial consulting firm focusing on Mergers and Acquisitions, Turnarounds and Corporate Finance business services, to join the Board of Directors. In commenting on this matter, Mr. Jensen noted that “having worked with Peter over the past several years, Peter’s addition to the Board will provide a balanced perspective and added skill set to the independent members of the Board”.

Peter has been active in corporate finance activities on a national and international level over the course of his 32 year career. Since 1981 when he founded Colmen, his areas of specialization have involved all aspects of Colmen’s services. Mr. Colella, in addition to over 300 financial advisory transactions, has also built a professional record of service to clients with turnarounds and profit improvement over the past twenty years. Mr. Colella shares his expertise in seminars and public speaking engagements throughout the country. He holds an MBA from St. John’s University and a BS from LaSalle College. Currently, Mr. Colella is a Board member of several corporations and a NASD brokerage firm, which he also co-founded.